Exhibit 99.2

PricewaterhouseCoopers
Chartered Accountants
Dorchester House
7 Church Street
Hamilton HM11
Bermuda
Telephone +1 (441) 295 2000
Facsimile +1 (441) 295 1242
www.pwc.com/bermuda
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
of CastlePoint Holdings, Ltd:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the years ended December 31, 2007 and 2006 and the period from November 16, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers
Hamilton, Bermuda
March 31, 2008
A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organization

CastlePoint Holdings, Ltd.
Consolidated Balance Sheets
($ in thousands)

	December 31,
	2007	2006
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $484,523 for 2007; $293,878 for 2006)	$484,972	$295,527
Equity securities, available-for-sale, at fair value (cost $43,927 for 2007; $0 for 2006)	42,402	—
Short-term investments, available-for-sale, at fair value (amortized cost $0 for 2007; $51,626 for 2006)	—	51,638

Total available-for-sale investments	527,374	347,165
Investment in Tower preferred stock	—	40,000
Investment in Partnership, equity method	8,503	—
Common trust securities—statutory business trusts, equity method	4,022	3,094

Total investments	539,899	390,259
Cash and cash equivalents	153,632	34,784
Accrued investment income	4,064	2,211
Assumed premiums receivable (primarily with related parties—See note 3)	125,597	44,930
Premiums receivable—programs (primarily with related parties—See note 3)	9,083	1,295
Prepaid reinsurance premiums	3,475	—
Deferred acquisition costs (primarily with related parties—See note 3)	73,073	30,363
Deferred income taxes	7,051	1,089
Deferred financing fees	3,673	3,084
Other assets	7,196	3,327

Total Assets	$926,743	$511,342

Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expenses (primarily with related parties—See note 3)	$121,426	$34,192
Unearned premium (primarily with related parties—See note 3)	217,518	86,181
Assumed losses payable (primarily with related parties—See note 3)	8,527	3,496
Premiums payable—programs (primarily with related parties—See note 3)	16,257	1,072
Accounts payable and accrued expenses	3,592	2,869
Other liabilities	3,595	725
Subordinated debentures	134,022	103,094

Total Liabilities	504,937	231,629

Commitments and Contingent Liabilities (Note 11)
Shareholders’ Equity
Common shares ($0.01 par value, 100,000,000 shares authorized, 38,289,430 shares issued as of December 31, 2007 and 29,580,000 shares issued as of December 31, 2006)	383	296
Additional paid-in-capital	385,057	269,472
Accumulated other comprehensive (loss) income	(1,051)	1,657
Retained earnings	37,417	8,288
Total Shareholders’ Equity	421,806	279,713

Total Liabilities and Shareholders’ Equity	$926,743	$511,342

See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statement of Income and Comprehensive Income
($ in thousands except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenues
Net premiums earned (primarily with related parties—See note 3)	$248,364	$78,970	$—
Insurance service revenue (primarily with related parties—See note 3)	7,453	2,334	—
Net investment income	29,506	11,184	—
Net realized (loss) gain on investments	(8,236)	35	—

Total Revenues	277,087	92,523	—
Expenses
Loss and loss adjustment expenses (primarily with related parties—See note 3)	131,335	40,958	—
Commission and other acquisition expenses (primarily with related parties—See note 3)	91,602	29,405	—
Other operating expenses	17,851	12,153	36
Interest expense	9,416	557	—

Total Expenses	250,204	83,073	36

Income (loss) before income taxes	26,883	9,450	(36)
Income tax benefit	5,857	1,093	—

Net Income (loss)	$32,740	$10,543	$(36)

Comprehensive Income (loss)
Net income (loss)	$32,740	$10,543	$(36)
Other comprehensive income (loss):
Gross unrealized investment holding (losses) gains arising during period	(11,048)	1,696	—
Less: reclassification adjustment for (losses) gains included in net income	(8,236)	35	—

	(2,812)	1,661	—

Income tax benefit (expense) related to items of other comprehensive income (loss)	104	(4)	—

Total other comprehensive (loss) income	(2,708)	1,657	—

Comprehensive Income (loss)	$30,032	$12,200	$(36)

Earnings Per Share
Basic earnings per common share	$0.90	$0.47	NM
Diluted earnings per common share	$0.89	$0.47	NM

Weighted-average common shares outstanding
Basic	36,313	22,336	—
Diluted	36,635	22,336	—
Note: “NM” denotes not meaningful.
See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$32,740	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operations:
Loss (Gain) on sale of investments	8,236	(35)
Depreciation and amortization	220	25
Amortization of bond premium or discount	(586)	(396)
Amortization of stock-based compensation expense	2,021	998
Amortization of deferred financing fees	110
Equity in limited partnerships	1,387	—
Deferred income tax	(5,857)	(1,093)
Warrants issued	—	4,605
Increase in assets:
Accrued investment income	(1,853)	(2,211)
Assumed premiums receivable	(80,667)	(44,930)
Premiums receivable—programs	(7,788)	(1,295)
Prepaid reinsurance premiums	(3,475)	—
Deferred acquisition costs	(42,710)	(30,363)
Other assets	(3,776)	(750)
Increase in liabilities:
Loss and loss adjustment expenses	87,234	34,192
Unearned premium	131,337	86,181
Assumed losses payable	5,031	3,496
Premiums payable—programs	15,185	1,072
Accounts payable and accrued expenses	1,053	2,538
Other liabilities	2,891	41

Net cash flows provided by operations	140,733	62,618
Cash flows from investing activities:
Cost of fixed assets purchased	(1,547)	(331)
Purchases of investments:
Cost of fixed-maturity securities purchased	(492,618)	(418,317)
Cost of equities securities purchased	(52,867)	(40,000)
Cost of purchase of shell company (net of cash acquired)	—	(2,795)
Sale of investments:
Proceeds from sales of fixed-maturity securities	303,298	127,315
Other Investments	40,000	—
Cost of limited partnerships (purchased)/sold	(10,000)	—
Net short term investments matured (purchased )	51,626	(51,626)

Net cash flows used in investing activities	(162,108)	(385,754)
Cash flows from financing activities:
Net proceeds from subordinated debentures	29,301	96,916
Net proceeds from Tower Group, Inc.	—	15,000
Net proceeds from Private Offering	—	249,165
Net proceeds from Initial Public Offering	114,533	—
Registration costs paid and deferred	—	(942)
Dividends to shareholders	(3,611)	(2,219)

Net cash flows provided by financing activities	140,223	357,920

Increase in cash and cash equivalents	118,848	34,784
Cash and cash equivalents, beginning of period	34,784	—

Cash and cash equivalents, end of period	$153,632	$34,784

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$19	$—
Cash paid for interest	$9,446	$174

*	Note: The Company commenced operations in 2006 thus there were no cash flows in 2005.
See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statement of Changes in Shareholders’ Equity
($ in thousands)

		Additional	Accumulated Other	Retained	Total
	Common	Paid-in	Comprehensive	Earnings	Shareholders’
	Shares	Capital	Income (loss)	(Deficit)	Equity
Balance at November 16, 2005	$—	$—	$—	$—	$—
Net (loss)	—	—	—	(36)	(36)
Net unrealized gains	—	—	—	—	—
Stock based compensation	—	—	—	—	—
Dividends to shareholders	—	—	—	—	—

Balance at December 31, 2005	—	—	—	(36)	(36)
Tower Group, Inc., proceeds	26	14,974	—	—	15,000
Private offering, net proceeds	270	248,895	—	—	249,165
Warrant to purchase common shares	—	4,605	—	—	4,605
Net income	—	—	—	10,543	10,543
Net unrealized gains	—	—	1,657	—	1,657
Stock based compensation	—	998	—	—	998
Dividends to shareholders	—	—	—	(2,219)	(2,219)

Balance at December 31, 2006	296	269,472	1,657	8,288	279,713
Initial public offering, net proceeds	87	113,564	—	—	113,651
Net income	—	—	—	32,740	32,740
Net unrealized loss	—	—	(2,708)	—	(2,708)
Stock based compensation	—	2,021	—	—	2,021
Dividends to shareholders	—	—	—	(3,611)	(3,611)

Balance at December 31, 2007	$383	$385,057	$(1,051)	$37,417	$421,806

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years, ended December 31, 2007, 2006 and the period ended 2005
Note 1—General
CastlePoint Holdings, Ltd. (the “Company”), a Bermuda holding company incorporated on November 16, 2005, was organized to provide, through its subsidiaries, property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting managers in the United States. The Company’s subsidiaries are CastlePoint Bermuda Holdings, Ltd. (“CastlePoint Bermuda Holdings”), another holding company, CastlePoint Reinsurance Company, Ltd. (“CastlePoint Re”) an operating reinsurance subsidiary, CastlePoint Management Corp. (“CastlePoint Management”) an insurance management company and CastlePoint Insurance Company (“CastlePoint Insurance Company”) an operating insurance company licensed in New York and New Jersey.
On February 6, 2006, Tower Group, Inc. (“Tower”), a Delaware corporation that is publicly traded in the U.S. and the Company’s sponsor, invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company’s common shares. At that time, the Company and Tower entered into a master agreement (“Master Agreement”) that set forth the terms and conditions under which the companies would do business with each other over the subsequent three years. References herein to “Tower” refer to Tower Group, Inc. and its subsidiaries, which include Tower Insurance Company of New York (“TICNY”), Tower National Insurance Company (“TNIC”) and its managing general agency, Tower Risk Management (“TRM”).
On April 4 and 5, 2006, the Company issued a total of 27,025,000 common shares in a private offering for net proceeds of $249.2 million. The Company used these proceeds and the $15.0 million Tower invested in the Company prior to the private offering as follows: (1) approximately $250.0 million to capitalize the Company’s reinsurance subsidiary, CastlePoint Re; and (2) approximately $14.0 million to capitalize the Company’s intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which owns CastlePoint Re.
On March 28, 2007, the Company completed its initial public offering at an initial offering price per share of $14.50, in which (i) the Company sold 8,697,148 shares it registered on its own behalf, and (ii) certain selling shareholders sold 119,500 shares the Company registered on their behalf. The managing underwriters for the initial public offering were Friedman, Billings, Ramsey & Co., Inc., Keefe, Bruyette & Woods, Inc., Cochran Caronia Waller Securities LLC and Piper Jaffray & Co. The aggregate proceeds of the offering were approximately $127.8 million, of which the gross proceeds to the Company were approximately $126.1 million. Net proceeds to the Company, after deducting underwriting discounts of approximately $8.5 million and other offering expenses of approximately $3.6 million, were approximately $114 million. The gross proceeds to the selling shareholders were approximately $1.7 million in the aggregate, and net proceeds to the selling shareholders were approximately $1.6 million in the aggregate. The Company did not receive any of the proceeds of the sale by the selling shareholders. Following the initial public offering, the Company filed a second Registration Statement on Form S-1, as amended (Registration No. 333-1346628) covering the resale by selling shareholders named therein of 26,646,589 common shares originally issued by the Company in the private offering completed April 2006. The Company will not receive any proceeds from the sales of selling shareholders pursuant to this registration statement. On March 7th 2008, the Company terminated its shelf registration statement that was filed in August 2007 for the shares purchased in the private offering in April 2006. As a result of modifications to the SEC rules that became effective February 15, 2008, non affiliated shareholders who still own the private offering shares may sell their shares in an open market without the shelf registration.
In November and December 2006, CastlePoint Management formed two statutory business trusts, CastlePoint Management Statutory Trust I and CastlePoint Management Statutory Trust II (“Trust I” and “Trust II”, or collectively, the “Trusts”), of which the Company owns all of the common trust securities. In September 2007, CastlePoint Bermuda Holdings formed a statutory business trust, CastlePoint Bermuda Holdings Statutory Trust I (the “CPBH

Trust”), of which the Company owns all of the common trust securities. For additional information see Note 17—“Debt”.
On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower’s Series A non-cumulative convertible redeemable perpetual preferred stock (“the Tower Preferred Stock”) with a $0.01 par value per share and a $1,000 liquidation preference per share for an aggregate amount of $40 million. As part of this agreement, the Company also obtained an extension of the Master Agreement for one year and the right of first refusal on any loss portfolio transfers that Tower might cede during the life of the Master Agreement. The dividends on Tower Preferred Stock were non-cumulative and payable quarterly at a rate of 8.66% per annum. Tower redeemed all of its perpetual preferred stock held by CastlePoint Management on January 26, 2007, at the redemption price of $40 million in the aggregate plus approximately $0.3 million in interest that was paid in January 2007. The proceeds of such redemption were used to further capitalize CastlePoint Insurance. Although Tower effected such redemption, CastlePoint retained the right of first refusal from Tower, with respect to any insurance companies Tower may acquire during the term of the Master Agreement, subject to the receipt of any necessary regulatory approvals, to assume such companies’ historical losses pursuant to a loss portfolio transfer agreement (which must be on mutually acceptable market competitive terms) if Tower desires to cause these insurance companies to effect loss portfolio transfers.
On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of a company known at that time as Tower Indemnity Company of America, subsequently renamed to CastlePoint Insurance in early 2007. As of December 31, 2007, CastlePoint Insurance Company is a licensed insurer in New York and New Jersey. As of July 1, 2007 CastlePoint Insurance Company writes direct and assumed insurance business, on an admitted basis, in New York and will write in New Jersey once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey, as well as in those states in which it subsequently applies to become, and is approved as, a licensed insurer.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the financial statements of CastlePoint Holdings, Ltd. and its wholly-owned subsidiaries, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance Company and their respective finance subsidiaries. These accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant inter-company balances have been eliminated in consolidation. Business segments results are presented gross of all material inter-segment transactions. The accompanying financial statements present the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2007 and 2006 and its operations for the years, ended December 31, 2007, 2006 and the period ended 2005.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Premiums Earned
Premiums on insurance and reinsurance policies issued by the Company’s operating subsidiaries are considered short-duration contracts. Accordingly, premium revenue, including direct writings and reinsurance assumed, net of premiums ceded to reinsurers, is recognized as earned in proportion to the amount of insurance protection provided on a pro-rata basis over the terms of the underlying policies with the unearned portion being reported as unearned premium. Prepaid reinsurance premiums represent the unexpired portion of reinsurance premiums ceded.
Reinsurance Accounting

Reinsurance arrangements are those that qualify for reinsurance accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” Management believes the Company’s reinsurance arrangements qualify for reinsurance accounting in accordance with SFAS 113. Management has evaluated its reinsurance arrangements and determined that insurance risk is transferred to the reinsurers. Reinsurance agreements have been determined to be short-duration prospective contracts and are earned in proportion to the amount of reinsurance protection provided on a pro-rata basis over the terms of the underlying policies with the unearned portion being reported as unearned premium. These premiums can be subject to estimates based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period in which they are determined.
Liability for Loss and Loss Adjustment Expenses
The liability for loss and loss adjustment expenses represents management’s best estimate of the ultimate cost of all reported and incurred but not reported losses that are unpaid as of the balance sheet date. The liability for loss and loss adjustment expenses is estimated on an undiscounted basis, using individual case-basis valuation, statistical analyses, and various actuarial procedures. Management believes that the reserves for loss and loss adjustment expenses are adequate to cover the ultimate cost of losses and claims to date; however, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation, and economic conditions, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.
The Company’s losses and loss adjustment expense reserves, for both reported and unreported claims obligations, are maintained to cover the estimated ultimate liability for all of the Company’s insurance and reinsurance obligations. Losses and loss adjustment expense reserves are categorized in one of two ways: (i) case reserves, which represent unpaid losses and loss adjustment expenses as reported by cedents to the Company or as estimated by the Company’s claims adjusters retained by the Company, and (ii) incurred but not reported reserves, or IBNR reserves, which are reserves for losses and loss adjustment expenses that have been incurred, but have not yet been reported to the Company, as well as additional amounts relating to losses already reported, that are in excess of case reserves. IBNR reserves are estimates based on all information currently available to the Company and are reevaluated on a quarterly basis utilizing the most recent information supplied by the Company’s cedents and by the Company’s own claims adjusters.
For insurance business the Company generally reserves separately by line of business. The Company generally reserves for each reinsurance treaty that the Company reinsures separately, so that the Company is able to take into consideration the underlying loss development patterns of each ceding company to the extent supported in the data reported by each ceding company. While ceding companies may report their own estimates of IBNR, the Company independently analyzes the losses for each treaty, and consequently the Company may choose to establish IBNR reserves in an amount different from the amount reported by the ceding company.
Cash and Cash Equivalents
Cash and cash equivalents are carried at cost, which approximates fair value, and include all securities that, at their purchase date, have a maturity of 90 days or less.
Investments
The Company accounts for its investments generally in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), which requires that fixed-maturity and equity securities that have readily determinable fair values be segregated into categories based upon the Company’s intention for those securities. In accordance with SFAS No. 115, the Company has classified its fixed maturity securities and equity securities as available-for-sale. The Company may sell its available-for-sale securities in response to changes in interest rates, risk/reward characteristics, liquidity needs or other factors. Investments in limited partnerships are accounted for under the equity method, at cost or at fair value, depending upon the nature of the partnership and the Company’s ownership interest. See “—Investments in partnerships and other funds” below. Short term investments are securities with a remaining maturity of less than one year at the date of purchase and are classified as available for sale.

Fixed maturity and equity securities: Marketable fixed-maturity securities and equity securities are reported at their estimated fair values based primarily on quoted market prices from a recognized pricing service or a broker- dealer, with unrealized gains and losses, net of tax effects, excluded from net income and reported as a separate component of accumulated other comprehensive income in shareholders’ equity. Premiums and discounts on fixed maturity investments are charged or accreted to income over the anticipated life of the investment. Net investment income, consisting of interest and dividends, net of investment expenses, is recognized when earned and included in “Net investment income” in the accompanying statement of income. Realized investment gains and losses on the sale of investments are determined based on the specific identification method and are included in the accompanying statement of income.
Investments in partnerships and other funds: Investments in limited partnerships where the Company has more than a minor interest are accounted for under the equity method of accounting pursuant to Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” and classified on the balance sheet as “Investments in partnerships, equity method.” The Company’s share of net income is reported in the Company’s net investment income. The Company calculates its share of net income on the basis of the Company’s ownership percentage. Investments in limited partnerships where the Company’s interest is considered to be minor and all other fund investments are accounted for at either cost or fair value and classified on the balance sheet as “Equity securities.” For these investments, net investment income and realized gains and losses are recognized as related distributions are received. Unrealized gains (losses), net of tax effects, are excluded from net income and reported as a separate component of accumulated other comprehensive income in shareholders’ equity. The Company calculates its fair value on the basis of the Company’s ownership percentage generally using the net asset value.
Common trust securities—statutory business trusts: The Company’s investment in the common trust securities of the trusts are reported as investments in separately in the balance sheet. The securities are recorded using the equity basis of accounting, which currently approximates original cost.
Impairment of investment securities and limited partnerships results in a charge to net realized gains or losses on investments when market value decline below cost is deemed to be other-than-temporary. The Company regularly reviews all investments to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. In general, attention is focused on those securities where fair value has been less than 80% of the amortized cost or cost, as appropriate, for six or more consecutive months. In evaluating potential impairment, management considers, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security’s fair value has been below amortized cost or cost; management’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions. Other-than-temporary impairment losses result in a charge to income and a permanent reduction of the cost basis of the underlying investment.
Premiums Receivable/Payable—Programs
For all policies written, CastlePoint Management has the authority and responsibility to collect, account, provide receipt for and remit premiums; and to hold all monies, including premiums, return premiums and monies received in a fiduciary capacity. Program business is currently produced by an agent appointed by CastlePoint Management; therefore premiums are agency billed and are due to CastlePoint Management net of commission. Net premiums due from agents are recorded as premiums receivable on the balance sheet. Premiums payable to insurance companies, after deducting any management fee due to CastlePoint Management, are recorded as premiums payable—programs.
Commission Income/Expenses—Programs
Direct commission revenue from the Company’s insurance services segment is earned as the related insurance policies are placed in relation to the services discussed below, which are provided in performing the Company’s program business. Agency commission expenses are commissions paid to agents, which are calculated as a percentage of premiums placed and recorded as commission expenses. The services provided by the Company include marketing and oversight of the programs. Fees for services such as policy and claims administration and insurance technology are negotiated at market terms. When such services are rendered, the fees for such services are charged either as an amount per policy or per claim or as a percentage of premium. The Company recognizes such fees as income over the period in which such services are rendered. In addition, the Company may source these services from Tower pursuant to the service and expense sharing agreement described in Note 3—“Related Party Transactions.”
Assumed Commission Expense
Assumed commission expense on reinsurance premiums assumed is expensed in a manner consistent with the recognition of reinsurance premiums assumed, generally on a pro-rata basis over the terms of the policies reinsured. Certain reinsurance agreements contain provisions where the ceding commission rates vary based on the loss experience under the agreements. The Company records adjustments to the assumed commission expense in the period in which changes in the estimated loss ratio are determined. The Company records such assumed commission expense based on its current estimate of subject losses.
Deferred Acquisition Costs
Acquisition costs represent the costs of writing business that vary with, and are primarily related to, the production of insurance and reinsurance business. Policy and contract acquisition costs, including assumed commissions and other direct operating expenses are deferred and recognized as expense as related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs and believes they are fully recoverable.
Debt Issuance Cost
The issuance costs related to the issuance of the junior subordinated debentures by CastlePoint Management and CastlePoint Bermuda Holdings have been recorded as deferred financing fees and are being amortized over the term of the debentures using the effective interest method.
Income Taxes
The Company records taxes on its U.S. subsidiaries in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are recognized for tax payable or refundable for the current year and deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In accordance with SFAS No. 109, deferred tax assets and liabilities are determined using enacted tax rates applicable to the period in which the temporary differences are expected to be recovered or settled. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
SFAS No. 109 requires that all deferred income tax assets be given full recognition, subject to the possible provision of an allowance when it is determined that this asset is unlikely to be realized. The Financial Accounting Standards Board (“FASB”) developed a threshold by which the valuation is to be measured, the “more-likely-than-not” criterion. The process of evaluating whether a valuation allowance is needed involves the weighing of both positive and negative factors to determine whether, based on the available evidence, it is more likely than not that the deferred tax assets will be realized. Positive factors (those suggesting that an allowance is not necessary) that the Company considers include: evidence of sufficient future taxable income and evidence of the existence of prudent tax planning strategies that would permit realization of the deferred tax asset.
In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) , an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement for uncertain tax positions taken or expected to be taken in income tax returns. The relevant company has to determine whether it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company reviewed whether it is more likely than not that its tax positions will be sustained upon examination and concluded that it had no uncertain tax positions as of December 31, 2007 that meet the FIN 48 criteria for measurement and disclosure.
Equity Compensation Plans
The Company accounts for its share compensation plans in accordance with SFAS No. 123-R, “Share-Based Payment.” Accordingly, the Company recognizes the compensation expense for awards of stock options and restricted stock, based on the fair value of the award on the date of grant, over the vesting period, which is the requisite service period. The fair value of the awards will amortize ratably over the vesting period as a charge to compensation expense and an increase to additional paid in capital in Shareholders’ Equity.
Earnings Per Share
In accordance with SFAS No. 128, “Earnings Per Share”, the Company measures earnings per share at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, excluding any issued but unvested restricted shares. Diluted earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, as adjusted for the potentially dilutive effects of stock options, warrants, unvested restricted shares and/or convertible preferred stock, unless such common equivalent shares are anti-dilutive.
Offerings and Incorporation Expense
Offering expenses incurred in connection with the Company’s initial public offering in March 2007 and the common share offering in April 2006, were recorded as a reduction in paid in capital. Offering expenses incurred in connection with the Company’s registration statement for an offering by selling shareholders in August 2007, were recorded as expense.
Incorporation expenses not related to the raising of capital are expensed as incurred and included in other operating expense.
Intangible Assets
The Company has recorded, as an identifiable intangible asset, state insurance licenses acquired through the purchase of CastlePoint Insurance Company. The Company believes that these licenses have an indefinite useful life. In accounting for such assets, the Company follows SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, the Company does not amortize the licenses but evaluates the recoverability of the assets on an annual basis. An impairment loss is recognized if the carrying value of an intangible asset is not recoverable and its carrying value exceeds its fair value. No impairment losses were recognized in 2007.
Fixed Assets
Furniture, computer equipment, leasehold improvements and software are reported at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight line method over the estimated useful lives of the assets. The Company estimates the useful life for computer equipment and software is for three years, servers for five years, furniture for seven years and leasehold improvements for the term of the lease.
Variable Interest Entities
In December 2003, the FASB issued FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN46 (R)”), which establishes accounting guidance for the identification of a variable interest entity (“VIE”) and the consolidation of a VIE by the party deemed to be the primary beneficiary. The primary beneficiary of a VIE is the party that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. The Company has applied the guidance in FIN 46(R) in determining that the Trusts meet the definition of a VIE and that the Company is not the primary beneficiary. See Note 17—“Debt.”
Segment Reporting
The Company manages its operations through three reportable segments: insurance, reinsurance and insurance services. See Note 15—“Segment Information.”
Recent Accounting Developments
In February 2006, the FASB issued SFAS No.155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No.133 and SFAS No.140. This standard permits fair value re-measurement of an entire hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; narrows the scope exemption applicable to interest-only strips and principal-only strips from SFAS 133 and clarifies that only the simplest separations of interest payments and principal payments qualify as not being subject to the requirements of SFAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is intended to require more consistent accounting that eliminates exemption and provides a means to simplify the accounting for hybrid financial instruments. This statement is effective for all financial instruments acquired or issued after January 1, 2007. The implementation of SFAS No. 155 has not had a material impact on the Company’s financial position or operating results.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity operates. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 are effective for financial statements issued for years beginning after November 15, 2007. The Company has determined the implementation of SFAS 157 will not have a material impact on its consolidated results of operations and financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The objective is to improve financial reporting by providing the entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is expected to expand the use of fair value measurement. The standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently reviewing the impact SFAS 159 will have on its consolidated results of operations and financial position. The Company did not elect to implement the fair value option for eligible financial assets and liabilities as of January 1, 2008.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This standard establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 141(R) will have on its consolidated financial position or results of operations.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 160 will have on its consolidated financial position or results of operations.
Note 3—Related Party Transactions
The Company and/or its subsidiaries are parties to a Master Agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower and/or its subsidiaries. In addition, CastlePoint Re participates as a reinsurer on certain of Tower’s excess of loss reinsurance agreements. The transactions listed below are classified as related party transactions, as each counterparty may be deemed to be an affiliate of the Company.
The Company sub-leases the space in New York, New York for the headquarters of its subsidiaries, CastlePoint Management and CastlePoint Insurance Company, from Tower Insurance Company of New York, a subsidiary of Tower, at its cost.
Reinsurance Agreements: In April 2006, CastlePoint Re entered into three multi-year quota share reinsurance agreements with Tower’s insurance subsidiaries which will expire in April 2010: the brokerage business quota share reinsurance agreement, the traditional program business quota share reinsurance agreement, and the specialty program business and insurance risk-sharing business quota share reinsurance agreement. In 2007, under the brokerage business quota share agreement 49% was ceded to CastlePoint Reinsurance Company in the first quarter; 40% to CastlePoint Reinsurance Company and 9% to CastlePoint Insurance Company in the second quarter; and 40% was ceded to CastlePoint Reinsurance Company in the third and fourth quarter. There were no changes during the year ended December 31, 2007 to the arrangements with Tower pursuant to the traditional program business quota share reinsurance agreement and the specialty program business and insurance risk-sharing business quota share reinsurance agreement which ceded 50% and 85% respectively.
The Company and Tower jointly submitted two aggregate excess of loss reinsurance agreements for the brokerage business for review by the New York State Insurance Department. These agreements remain subject to regulatory review and are deemed approved and in effect. The purpose of the two aggregate excess of loss reinsurance agreements is to cause the loss ratios for the brokerage business of CastlePoint Insurance Company and Tower to be approximately equal. Under the first agreement, Tower will reinsure 85% (the percentage will be adjusted to equal Tower’s actual percentage of the total brokerage business written by Tower and CastlePoint Insurance Company) of CastlePoint Insurance Company’s brokerage business losses that are in excess of a specified loss ratio for brokerage business written through Tower Risk Management Corp., and under the second agreement CastlePoint Insurance Company will reinsure 15% (the percentage will be adjusted to equal CastlePoint’s actual percentage of the total brokerage business written by Tower and CastlePoint) of Tower’ brokerage business losses that are in excess of a specified loss ratio for brokerage business. Under both agreements, the loss ratio is calculated net of premiums paid for and losses recovered from specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any, which inure to the benefit of the agreement, and before any cessions to quota share reinsurance. For the three months ended December 31, 2007 premiums ceded to Tower for the aggregate excess of loss treaty were $0.8 million and premiums assumed from Tower for the same corresponding aggregate excess of loss treaty were $0.8 million. Also CastlePoint Insurance Company ceded net $0.3 million incurred losses for the same period.
Premiums receivable from and losses payable to Tower as of December 31, 2007 were $105.4 million and $1.7 million, respectively, compared to $42.4 million and $3.5 million as of December 31, 2006. The unearned premium reserves and loss reserves with Tower as of December 31, 2007 were $175.2 million and $108.8 million, respectively, compared to $80.7 million and $33.2 million as of December 31, 2006. Deferred acquisition costs were

$61.7 million and $28.0 million as of December 31, 2007 and December 31, 2006, respectively. The total underwriting impact related to the agreements with Tower discussed above is as follows:
The following summarizes the consolidated related party transactions as of December 31, 2007 and 2006:

	December 31,
	2007	2006
	($in thousands)
Net premiums earned	$201,959	$76,963
Net losses incurred	103,154	39,940
Net commission expense	72,835	26,534
Management Agreements: In June 2007 the Company and Tower filed alternative insurance risk-sharing agreements and related business management agreements for brokerage business so that Tower’s brokerage business would be written directly in CastlePoint Insurance Company with Tower Risk Management as the program manager of the business for fees which are explained below. The New York State Insurance Department has approved the business management agreement regarding the brokerage business and the aggregate excess of loss agreements in connection with the insurance risk sharing are considered to be deemed approved.
The business management agreement for brokerage business dated July 1, 2007 with Tower Risk Management Corp. has been approved by the New York State Insurance Department and provides that Tower Risk Management Corp., a subsidiary of Tower, is authorized to write brokerage business using CastlePoint Insurance Company ‘s policies and manage such business for CastlePoint Insurance Company. For managing such business, Tower Risk Management Corp. is paid a management fee calculated using the sliding scale formula that was originally intended by the Master Agreement to be paid to Tower Insurance Company of New York for managing the brokerage business, net of specific aggregate and property catastrophe excess of loss reinsurance costs. The sliding scale commission provides that Tower Risk Management’s commission for the brokerage business is 31% of net premiums written which can increase to 33% or decline to 28% depending on the loss ratio.
CastlePoint Management is a party to program management agreements with Tower and certain of its subsidiaries, whereby CastlePoint Management performs certain underwriting and claims services with respect to the traditional program business and specialty program business. Premiums collected and due to Tower for program business at December 31, 2007 and 2006 were $8.6 million and $1.1 million respectively. For years ended December 31, 2007 and 2006, CastlePoint Management recorded commission revenue of $6.3 million and $2.3 million, respectively, from Tower.
Service and Expense Sharing Agreements: CastlePoint Management is a party to service and expense sharing agreements with Tower and certain of its subsidiaries. Tower charged CastlePoint Management $0.7 million and $0.5 million for the years ended December 31, 2007 and 2006 respectively, for services rendered in support of CastlePoint Management’s infrastructure as contemplated by the service and expense sharing agreements.
In addition to the services rendered in support of CastlePoint Management’s infrastructure, Tower rendered services for CastlePoint Management’s program business contemplated by the service and expense sharing agreements. For these services, Tower charged CastlePoint Management $0.5 million and $0.2 million for the years ended December 31, 2007 and 2006 respectively.
Note 4—Investments
The amortized cost and fair value of the total available-for-sale investments as of December 31, 2007 and 2006 were as follows (in 000’s):

	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($in thousands)
December 31, 2007:
Bonds:
US Government and agencies securities	$8,598	$214	$—	$8,812
Corporate fixed maturities	132,268	1,372	(1,370)	132,270
Mortgage & asset-backed securities	343,623	3,124	(2,857)	343,890

Total fixed maturities	484,489	4,710	(4,227)	484,972

Equity Securities	44,036	28	(1,662)	42,402

Total available-for-sale investments	$528,525	$4,738	$(5,889)	$527,374

December 31, 2006:
Bonds:
U.S. Government and agencies securities	$18,650	$19	$(9)	$18,660
Corporate fixed maturities	88,785	398	(22)	89,161
Mortgage & asset-backed securities	186,443	1,342	(78)	187,707

Total fixed maturities	293,878	1,759	(109)	295,528

Short term investments	51,626	12	(1)	51,637

Total available-for-sale investments	$345,504	$1,771	$(110)	$347,165

A summary of the amortized cost and fair value of the Company’s investment in fixed-maturity securities as of December 31, 2007, and 2006 by contractual maturity is shown below. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.
Amortized cost and fair value of the Company’s investment in fixed-maturity securities as of December 31, 2007 and 2006 is shown below:

	Amortized	Estimated
Years to Maturity	Cost	Fair Value
	($ in thousands)
December 31, 2007
Less than one year	$25,482	$25,541
One to five years	73,578	74,646
Five to ten years	15,440	15,507
Due after ten years	26,366	25,388
Mortgage and asset-backed securities	343,657	343,890

Total fixed maturities	$484,523	$484,972

December 31, 2006
Less than one year	$8,557	$8,558
One to five years	96,622	96,996
Five to ten years	2,256	2,266
Mortgage and asset-backed securities	186,443	187,707

Total fixed maturities	$293,878	$295,527

Major categories of the Company’s net investment income are as follows:

	December 31,
	2007	2006
	($ in thousands)
Income:
Fixed maturity securities:	$23,843	$8,908
Short term securities	164	100
Dividends on common stock	2,209	—
Dividends on preferred stock	498	250
Limited Partnerships	(1,497)	—
Cash and cash equivalents	5,523	2,378

Total	$30,740	$11,636
Expenses:
Investment expenses	$1,234	$452

Net Investment income	$29,506	$11,184

Pursuant to the equity method of accounting, the results of the Company’s investment in a limited partnership (loss of $1.5 million) for the year ended December 31, 2007 was included in net investment income. This loss is comprised of the Company’s equity share of net investment income of $0.5 million, realized gains of $0.2 million and an unrealized loss of $2.2 million. There were no investments in limited partnerships in 2006.
Proceeds from the sale of fixed maturity securities were $302.6 million and $127.3 million as of December 31, 2007 and December 31, 2006, respectively. The Company’s net realized gains/(losses) and the change in net unrealized appreciation/(depreciation) on investments, net of deferred taxes, are as follows:

	December 31,
	2007	2006
	($ in thousands)
Fixed maturities:
Gross realized gains	$864	$41
Gross realized losses	(158)	(6)

Net realized gains	706	35

Equities:
Gross realized gains	—	—
Gross realized losses	(8,945)	—

Net realized losses	(8,945)	—

Cash equivalents:
Gross realized gains	9	—
Gross realized losses	(6)	—

Net realized gains	3	—

Total net realized (losses) gains	$(8,236)	$35

Change in net unrealized (depreciation) appreciation on investments:
Fixed maturities—available for sale	(1,167)	1,661
Equities—available for sale	(1,645)	—

Total investments	$(2,812)	$1,661

Deferred taxes	104	(4)

Change in net unrealized (depreciation) appreciation on investments, net of tax	(2,708)	1,657

Total net realized (losses) gains and change in net unrealized (depreciation) appreciation on investments	$(10,944)	$1,692

Substantially all of the Company’s invested assets that were in an unrealized loss position at December 31, 2007 and 2006 had all been held for less than 12 months and are as follows:

		Less than 12 Months			More than 12 Months			Total
	Number of			Unrealized			Unrealized			Unrealized
	Positions	Book Value	Fair Value	losses	Book Value	Fair Value	losses	Book Value	Fair Value	losses
	($ in thousands)

As of December 31, 2007
Corporates	17	$28,206	$26,836	$(1,370)	$—	$—	$—	$28,206	$26,836	$(1,370)
Mortgage & asset backed	23	77,757	74,911	(2,846)	3,669	3,658	(11)	81,426	78,569	(2,857)

Total fixed maturities	40	105,963	101,747	(4,216)	3,669	3,658	(11)	109,632	105,405	(4,227)
Equities	9	21,383	19,721	(1,662)	—	—	—	21,383	19,721	(1,662)

Total	49	$127,346	$121,468	$(5,878)	$3,669	$3,658	$(11)	$131,015	$125,126	$(5,889)

As of December 31, 2006
US Gov’t/Agency	3	$4,660	$4,670	$(10)	$—	$—	$—	$4,660	$4,669	$(9)
Corporates	10	11,693	11,671	(22)	—	—	—	11,693	11,671	(22)
Mortgage & asset backed	17	31,822	31,744	(78)	—	—	—	31,822	31,744	(78)

Total fixed maturities	30	48,175	48,085	(110)	—	—	—	48,175	48,084	(109)
Short term	2	1,757	1,757	—	—	—	—	1,757	1,756	(1)

Total	32	$49,932	$49,842	$(110)	$—	$—	$—	$49,932	$49,840	$(110)

At December 31, 2007, the Company had 49 securities in a gross unrealized loss position amounting to $5.9 million of which $4.3 million (40 securities) was attributable to fixed maturities and $1.6 million (9 securities) was attributable to equity securities. Of the $4.3 million attributable to fixed maturities, $3.6 million was rated investment grade. The remaining $0.7 million unrealized loss was attributed to one security rated BB. This is a commercial mortgage backed security (CMBS) that represents the Company’s single largest unrealized loss in a fixed maturity security. This security has been in an unrealized loss position for less than 6 months. The market value at December 31, 2007 of the security is 66% of amortized cost. The largest single unrealized loss in an equity security was $0.7 million, representing an investment in a fund primarily comprised of collateralized bank loans.
Corporate Fixed Maturities — The unrealized loss position of $1.4 million in corporate fixed maturities relates to 17 securities all rated BBB or above and all in an unrealized loss position for less than 12 months as of December 31, 2007. The security with the largest unrealized loss in this group of $0.6 million is Lehman Brothers Holdings, Inc, issued May 17, 2007, with a coupon of 5.86% and a book yield of 6.04%, rated A-. The brokerage sector has been negatively impacted by the general market disruptions caused by the significant decline in market liquidity. The remaining corporate securities are distributed over the following industries — banks, brokerage, insurance, other finance, media, pipelines and utilities. The impairment on all fixed corporate maturities is considered temporary at December 31, 2007 and is generally the result of widening spreads during the fourth quarter. The Company has both the ability and intent to hold these securities until a full recovery of fair value, which may be maturity.
Mortgage and Asset Backed Securities — The unrealized loss in mortgage and asset backed securities of $2.9 million relates to 23 issues, with 18 issues rated AAA ($0.2 million), 4 issues rated BBB ($2.0 million) and 1 issue rated BB ($0.7 million). All of these securities, except for certain positions with unrealized losses amounting to $11,000, had been in an unrealized loss position for less than 12 months as of December 31, 2007.. The five securities rated BBB and BB are CMBS and were purchased after June 30, 2007. Since all five securities are rated less than AA, a cash flow analysis was performed pursuant to Emerging Issues Task Force (“EITF”) 99-20. None of these securities indicated a reduction in cash flow on a present value basis from what was originally expected at the date of purchase. The impairment on all mortgage and asset backed securities, except as discussed below, is considered temporary at December 31, 2007 and is due to the market disruptions caused by the significant decline in market liquidity affecting this sector. The Company has both the ability and intent to hold these securities until a full recovery of fair value, which may be maturity.

Equity Securities — The unrealized loss in equity securities of $1.7 million relates to 9 issues. These securities are in an unrealized loss position for less than 12 months as of December 31, 2007. The largest single equity security in an unrealized loss position at December 31, 2007 was an investment in a fund comprised primarily of collateralized bank loans with an unrealized loss of $0.7 million. The loans have floating rates. The collateralization makes the loans structurally senior in priority to corporate bonds from the same issuers, providing additional credit protection. This security has been in an unrealized loss position for less than 6 months. The unrealized loss is due to market disruptions caused by the significant decline in market liquidity and the general spread widening during the fourth quarter. The remaining unrealized loss of $1.0 million is comprised of eight preferred stock issues with no one unrealized loss at December 31, 2007 exceeding $0.2 million. Other than the securities discussed below, the Company has both the ability and intent to hold all equity securities in a loss position at year end, until a full recovery of fair value.
At December 31, 2007, the company recorded charges for other-than-temporary impairments of $9.0 million primarily relating to an investment in a fund, an investment in three Asset Backed Securities backed by subprime credit and four equity securities.
•	The unrealized loss on the fund was $7.1 million and was in an unrealized loss position for 7 -12 months. The market value at December 31, 2007 was 34% of cost. The fund consists of primarily floating rate mortgage and asset backed securities with 40% of the fund’s assets invested in home equity loans backed by subprime mortgages. The average credit rating of the fund, based on the ratings of the underlying securities, is BBB. We sold our position in the fund on February 1, 2008 and realized a loss of $0.2 million, after recording the other-than-temporary charge at year end.

•	The unrealized loss on the three ABS backed by subprime credit was $33,000 at year end and were in an unrealized loss position for less than 6 months. They are rated AAA. We have subsequently sold these 3 securities in February 2008 and recorded a $0.1 million realized loss, after recording the other-than-temporary charge at year end.

•	The unrealized loss on the four equity securities, all of which are mortgage real estate investment trusts (“REITs”), was $1.8 million and these securities were in an unrealized loss position for less than 12 months. The market values at December 31, 2007 were 54% of cost. These 4 equity securities are all publicly traded mortgage REITs whose purpose is to own various mortgage backed securities, including CMBS and agency and non-agency residential MBS. To date, these equity securities continue to generate the earnings necessary to continue the dividend payments. However, the biggest risk of not generating earnings and therefore discontinuing dividend payments is if the funds are forced to unwind holdings due to the inability to borrow against current holdings due to market prices that are based on distressed sale levels vs. expected longer term value. Based on the magnitude of the unrealized loss and the time period it may take for full recovery, the Company does not necessarily have the intent to hold these securities until full recovery. Therefore the Company considered them other-than-temporarily impaired at December 31, 2007.
Management believes the securities that are other-than-temporarily impaired at December 31, 2007 have been identified and are properly reflected in the financial statements.

Note 5—Property-Casualty Insurance Activity
(a) Premiums written, ceded and earned are as follows:

	Direct	Assumed	Ceded	Net
	($ in thousands)

2007
Premiums written	$86,604	$297,040	$(7,419)	$376,225
Change in unearned premiums	(71,899)	(59,437)	3,475	(127,861)

Premiums earned	$14,705	$237,603	$(3,944)	$248,364

2006
Premiums written	$—	$165,151	$—	$165,151
Change in unearned premiums	—	(86,181)	—	(86,181)

Premiums earned	$—	$78,970	$—	$78,970

2005
Premiums written	$—	$—	$—	$—
Change in unearned premiums	—	—	—	—

Premiums earned	$—	$—	$—	$—

(b) The components of the liability for loss and loss adjustment expenses as of December 31, 2007 and 2006 are as follows:

	Gross	Reinsurance
	Liability	Recoverables
	($ in thousands)

December 31, 2007
Case-basis reserves	$52,601	$—
IBNR reserves	68,825	—

Total	$121,426	$—

December 31, 2006
Case-basis reserves	$11,813	$—
IBNR reserves	22,379	—

Total	$34,192	$—

Activity in the liability for loss and loss adjustment expenses for 2007 and 2006 is summarized as follows:

	2007	2006
	($ in thousands)
Balance at January 1	$34,192	$—
Less reinsurance recoverables	—	—

	34,192	—

Incurred related to:
Current year	132,585	40,958
Prior years	(1,250)	—

Total incurred	131,335	40,958

Loss portfolio transfer	—	21

Paid related to:
Current year	24,348	6,787
Prior years	19,753	—

Total paid	44,101	6,787

Net balance at December 31,	121,426	—
Add reinsurance recoverables	—	—

Balance at December 31	$121,426	$34,192

During calendar year 2007, the Company experienced favorable development due to the Company’s brokerage business quota share reinsurance agreement with Tower and, to a lesser extent, to Tower’s property and casualty excess of loss reinsurance agreements, in which CastlePoint Re participates. The favorable development in both treaties was due to lower than expected loss emergence.
The Company’s reserves represent management’s best estimate of the ultimate unpaid cost of all losses and loss adjustment expenses incurred. Actuarial methodologies used to estimate reserves include, but are not limited to, the paid and incurred loss development methods, the loss ratio method, and the paid and incurred Bornhuetter-Ferguson methods. Due to the uncertainty associated with the reserving process, the ultimate liability may differ, perhaps significantly, from the amounts currently reserved by the Company.
The Company does not have exposure to asbestos and environmental claims.
The Company does not discount reserves and books all reserves on an undiscounted basis.
Note 6—Deferred Acquisition Costs
Acquisition costs incurred that have been deferred and amortized to income in 2007 and 2006 are as follows:

	December 31,
	2007	2006
	($ in thousands)
Deferred acquisition costs at January 1,	$30,363	$—
Cost paid during period:
Commission and brokerage	133,084	58,794
Other underwriting and acquisition costs	1,228	974

Total cost paid during period	134,312	59,768
Amortization	(91,602)	(29,405)

Deferred acquisition costs at December 31,	$73,073	$30,363

Note 7—Capital Stock
(a) Authorized and issued

The Company’s authorized share capital is 100,000,000 common shares with a par value of $0.01 each, of which there were 38,289,430 and 29,580,000 common shares issued and outstanding as of December 31, 2007 and 2006 respectively.
Tower currently holds 6.7% of the Company’s outstanding common shares. The Company also issued ten-year warrants to Tower to purchase an additional 1,127,000 of the Company’s common shares at an exercise price of $10.00 per share, which shares currently represent 2.7% of the common shares outstanding on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 9.3% of the Company’s outstanding common shares on a fully-diluted basis.
The holders of the Company’s common shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than 9.5% percent of the outstanding common shares of the Company, their voting power will be reduced to 9.5% percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.
(b) Warrants
The warrants were issued to Tower in recognition of the full value received from Tower as the Company’s sponsor, which included the development of the Company’s business strategy, the development of the private offering to raise initial funds for the Company’s operations, and the transfer of certain executives to the Company. In consideration of Tower’s contribution, the Company issued warrants to Tower to purchase up to 1,127,000 common shares of the Company. The 1,127,000 common shares issuable upon exercise of the warrants represent what the company believed would be an acceptable number of common shares to grant to Tower to compensate Tower for its contributions to the Company. The warrants became effective as of April 6, 2006 and will expire on April 6, 2016. The warrants are exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.
The warrants may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The warrants were initially measured at an aggregate fair value of $4.6 million and recorded as additional paid-in capital with an offsetting charge to other operating expenses in the Statement of Income.
The fair value of the warrants issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of 25%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies with similar types of business to that of the Company. No allowance was made for any potential illiquidity associated with the absence of public trading of the Company’s shares at that time. The other assumptions in the option pricing model were as follows: risk free interest rate of 5%, expected life of ten years and a dividend yield of 1%.
Note 8—Equity Compensation Plans
2006 Long-Term Equity Compensation Plan
The Company adopted the provision of SFAS No. 123-R effective January 1, 2006 and granted all of its stock compensation after that date. The compensation cost of awards is based on the grant-date value of those awards as calculated under SFAS No. 123-R and amortized over the vesting period. The Company’s 2006 Long-Term Equity Compensation Plan (the “Plan”) provides for grants of any option, stock appreciation right (“SAR”), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares initially reserved for issuance under the Plan was 1,735,021 common shares, of which 1,126,166 options were issued to senior management and non-employee directors of the Company and its subsidiaries in 2006, and 556,254 options were issued to certain officers and employees and non-employee directors of the Company and its subsidiaries in 2007. In 2007, the number of shares authorized under the Plan was increased by 1 million shares, to a total of 2,735,021. This increase was approved on February 27, 2007 by the Company’s Board of Directors, and by the shareholders at the Company’s Annual General Meeting of Members on July 30, 2007.
The Plan is administered by the Compensation Committee of the Board of Directors of the Company. The stock options granted to employees vest in three equal installments (14 months) over 42 months of service. For non-employee directors, the cost is expected to be recognized over the vesting period of 12 months for grants dated April 4, 2006 and over the vesting period of 36 months for grants dated March 22, 2007. Each of the Company’s three current non-employee directors received 4,094 restricted common shares during the year ended December 31, 2007, which vest after 12 months of service. No SARs have been granted to date.
The fair value of the options granted in 2006 was estimated using the Black-Scholes pricing model as of April 4, 2006, the date of the initial grant, with the following weighted average assumptions: risk free interest rate of 5.0%, dividend yield of 1.0%, volatility factors of the expected market price of the Company’s common shares of 25.0% and a weighted-average expected life of the options of 10 years. The fair value measurement objective of SFAS No. 123-R is achieved using the Black-Scholes model as the model (a) is applied in a manner consistent with the fair value measurement objective and other requirements of SFAS No.123-R, (b) is based on established principles of financial economic theory and generally applied in that field and (c) reflects all substantive characteristics of the instrument.
The fair value of the options granted in 2007 was estimated using the Black-Scholes pricing model as of March 21, 2007 and April 30, 2007 the date of the grants, respectively with the following weighted average assumptions: risk free interest rate of 5.0%, dividend yield of 1.0%, volatility factors of the expected market price of the Company’s common shares of 25.0% and a weighted-average expected life of the options of 6.2 years. The fair value measurement objective of SFAS No. 123-R is achieved using the Black-Scholes model consistent with the paragraph above.
Stock Options
The following table provides an analysis of stock option activity for the year ended December 31, 2007 and 2006:

	2007		2006
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price

STOCK OPTIONS
Outstanding, beginning of period	1,082,666	$10.00	—	—
Granted at market value 3-22-07, 04-04-06 respectively	539,447	14.50	1,126,166	10.00
Granted at market value 4-30-07	16,807	15.25	—	—
Forfeitures and expirations	(20,137)	14.50	(43,500)	10.00
Exercised	—	—	—	—

Outstanding, end of period	1,618,783	11.50	1,082,666	10.00

Exercisable, end of period	376,133	10.00	—	—

Weighted average fair value per share of options granted		4.28		4.09
Options outstanding as of December 31, 2007 and 2006 are shown on the following schedules:

	Options outstanding			Options exercisable
		Average
		Remaining
	Number of	Contractual	Average	Number of	Average
Range of Exercise Prices	Shares	Life	Exercise Price	Shares	Exercise Price
December 31, 2007:
$10 — 2006	1,082,666	8.25 years	$10.00	376,133	$10.00
$14.5 — 03/22/07	519,310	9.25 years	$14.50	—	—
$15.25 — 04/30/07	16,807	9.33 years	$15.25	—	—

Total Options	1,618,783	8.58 years	$11.50	376,133	$10.00

December 31, 2006:
$10.00	1,082,666	9.25 years	$10.00	—	—

Total Options	1,082,666	9.25 years	$10.00	—	—

As of December 31, 2007, and 2006 there was $4.0 million and $3.4 million of unrecognized compensation costs related to 1,242,650 and 1,082,666 non-vested stock options, respectively. For employees, the cost is expected to be recognized over the vesting periods of the individual options which extend up to 42 months. For non-employee directors, the cost is expected to be recognized over the vesting period of 12 months for grants dated April 4, 2006 and over the vesting period of 36 months for grants dated March 22, 2007. For the years ended December 31, 2007 and 2006, the Company recognized $2.0 million and $1.0 million of compensation expense related to share-based compensation, respectively.
As of December 31, 2007 there were $0.1 million of unrecognized compensation costs related to 12,282 non-vested restricted stock grants for non-employee directors. These will vest over 12 months.
Note 9 —Taxation
Bermuda
Under current Bermuda law, the Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.
United States
The Company and its non-U.S. subsidiaries believe that they do not “engage in a trade or business” in the United States. Accordingly, the Company and its non-U.S. subsidiaries have not recorded any provision for U.S. taxation.
The Company’s U.S. subsidiaries, CastlePoint Management and CastlePoint Insurance Company, are subject to income taxes and have recorded the appropriate balances for current and deferred income taxes under SFAS No. 109 as follows:

	December 31, 2007	December 31, 2006
	($in thousands)
Current federal income tax expense	$—	$2
Current state income tax expense	—	—
Deferred federal and state income tax benefit	(5,857)	(1,095)

Income tax benefit	$(5,857)	$(1,093)

Deferred tax assets and liabilities are determined using enacted tax rates applicable to the period the temporary differences are expected to be recovered or net operating losses utilized. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The net deferred income taxes on the balance sheet reflect temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and income tax purposes, tax affected at a 35% rate for the period.
The component of deferred taxes is as follows:

	December 31, 2007	December 31, 2006
	($in thousands)
Deferred tax assets:
Claims reserve discount	$488	$—
Unearned premium	5,061	—
Stock options	653	177
Other	1,834	(4)
Net operating losses, carried forward	8,230	916

Total deferred tax assets	$16,266	$1,089
Deferred tax liabilities:
Deferred acquisition costs	$9,215	$—

Total deferred tax liabilities	9,215	—

Net deferred income tax assets	$7,051	$1,089

Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and therefore did not establish a valuation allowance for the years ended December 31, 2007 and 2006. In accordance with SFAS No. 109, the Company anticipates that the related deferred tax assets will be realized based on the generation of net commission income by CastlePoint Management and the profitable premium volume written in CastlePoint Insurance Company.
The provision for federal income tax incurred is different from that which would be obtained by applying the federal income tax rate to net income before income taxes. The items causing these differences are as follows:

	December 31, 2007	Effective Tax Rate
	($in thousands)
Income tax expense at the Federal Statutory Rate	$9,409	35%
Tax advantaged investments	(137)	-1%
State income taxes	(976)	-4%
Effect of foreign operations	(14,163)	-53%
Other	10	0%

Income tax benefit	$(5,857)	-23%

	December 31, 2006	Effective Tax Rate
	($in thousands)
Income tax expense at the Federal Statutory Rate	$3,307	35%
Effect of foreign operations	(4,407)	-47%
Other	7	0%

Income tax benefit	$(1,093)	-12%

The Company adopted the provisions of Fin 48 on January 1, 2007. The Company reviewed whether it is more likely than not that its tax positions will be sustained upon examination and concluded that it had no uncertain tax positions as of December 31, 2007 that meet the FIN 48 criteria for measurement and disclosure.
Note 10—Employee Benefit Plans
United States
The Company maintains a defined contribution Employee Pre-tax Savings Plan (the “401(k) Plan”) for its employees. The Company contributes 50% of each participant’s contribution up to 8% of the participant’s compensation.
Bermuda
The Company maintains three separate defined contribution plans for its employees, all of which are managed externally. One plan is for Bermudian employees (the “Bermuda Plan”), one is for non-U.S. and non-Bermudian employees (the “Non-Resident Plan”) and one is for U.S. citizens based in Bermuda (the 401(k) Plan). Employees are only eligible to join these plans on reaching the age of 23. For both the Bermuda and Non-Resident Plans, the Company matches the employees’ contribution at 5% of the participant’s compensation. The Company’s contribution vests over 2 years. For U.S. citizens based in Bermuda, a defined contribution Employee Pre-tax Savings Plan (401(k) Plan) is available. The Company contributes 50% of each participant’s contribution up to 8% of the participant’s compensation.
In 2007 and 2006, the Company expensed $99,395 and $31,042 for its defined contribution retirement plans, respectively. The Company does not provide defined benefit pension plans for its employees.
Note 11—Commitments and Contingencies
(a) Concentrations of credit risk
As of December 31, 2007, the Company’s assets primarily consisted of investments, cash and assumed premium receivable. The Company believes it bears minimal credit risk in its cash on deposit. Although there may be credit risk with respect to its assumed premium receivable from Tower Insurance Company of New York, an insurance company subsidiary of Tower, the Company believes these premiums will be fully collectible.
At December 31, 2007, the Company does not have aggregate investments in a single entity that are in excess of 10% of shareholders equity.
At December 31, 2007, the Company had exposure to real estate related securities in the form of mortgage backed securities (CMBS, RMBS and ABS backed by home equity loans), investment in a fund and investment in common stocks in the amount of $306.0 million or 44% of cash and invested assets. On February 1, 2008, the Company sold its investment in the fund, with an average credit rating, based on the underlying securities in the fund, of BBB, which accounted for $13.9 million of the $306.0 million of exposure at year end. The Company realized a loss of $0.2 million on this sale, after recording an impairment charge of $7.1 million at December 31, 2007. In addition, the Company sold 3 ABS securities backed by home equity loans in February 2008, all rated AAA, which accounted for $2.5 million of the $306.0 million at year end. Of the total year end mortgage related exposure of $306.0 million, $284.0 million is rated AAA, of which $154.9 million is backed by government agencies.
Subsequent to the sale of the securities post year end noted above, the Company had no exposure to subprime securities.
(b) Employment agreements

The Company has entered into various employment agreements, effective April 4, 2006 and thereafter with certain individuals. The employment agreements provide for option awards, executive benefits and severance payments under certain circumstances.
During the year ended December 31, 2007 the company did not have any accrued severance expense. During the year ended December 31 2006, the Company recorded accrued severance expense in the amount of $0.3 million for one employee.
(c) Operating leases
The Company leases and/or subleases space in Hamilton, Bermuda, Warwick, Bermuda, New York, New York and Lisle, Illinois. CastlePoint Re executed a sublease agreement for premises in Hamilton, Bermuda, as of September 1, 2006, which is expected to expire on June 30, 2012. CastlePoint Holdings, Ltd. entered into two-year sublease agreements (on behalf of two of its employees) for two residential premises in Warwick, Bermuda as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire December 21, 2008 and December 31, 2008, respectively. Additionally, CastlePoint Holdings, Ltd. entered in a one-year sublease agreement (on behalf of one employee) for one residential premise in Hamilton, Bermuda as of June 1, 2007. The term of this sublease will expire May 30, 2009. CastlePoint Management currently subleases office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties. CastlePoint Management entered into an agreement to lease office space in Lisle, Illinois, as of October 1, 2006, which has been extended to expire on June 30, 2008. Future minimum lease commitments for 2008 and 2009 are $1.9 million and $0.5 million, respectively and $0.8 million thereafter.
(d) Security Requirements
As required by the Company’s reinsurance agreements with its cedents , CastlePoint Re is required to collateralize amounts through a letter of credit, cash advance, funds held or a trust account. The amount of the letter of credit or trust is to be adjusted each calendar quarter, and the required amount is to be at least equal to the sum of the following contract amounts: (i) unearned premium reserve, (ii) paid loss and loss adjustment expense payable, (iii) loss and loss adjustment expenses reserves, (iv) loss incurred but not reported, (v) return and refund premiums, and (vi) less premium receivable. As of December 31, 2007 and 2006, CastlePoint Re maintained trusts and a letter of credit in the amount of $218.1 million and $97.8 million, respectively, at State Street Bank and Trust Company, a Massachusetts trust company. As of December 31, 2007 CastlePoint Insurance Company maintained a trust at the same trust company in the amount of $8.0 million. Both CastlePoint Re and CastlePoint Insurance Company earn and collect the interest on the trust funds.
Regulatory trusts
At December 31, 2007 and 2006, U.S. Treasury Notes with fair values of approximately $2.6 million and $2.5 million, respectively were on deposit with New York state to comply with the insurance laws of the state of New York, in which CastlePoint Insurance Company is licensed.
Alien Excess or Surplus Lines Insurers
Effective July 31, 2006, CastlePoint Re entered into an “Alien Excess or Surplus Lines” Trust Agreement with State Street Bank and Trust Company, a Massachusetts trust company, to establish a trust fund in the United States as security for U.S. policyholders and third party claimants in connection with seeking to qualify as an eligible or approved excess or surplus lines insurer in certain U.S. jurisdictions. As of December 31, 2007 and 2006, CastlePoint Re maintained an alien excess or surplus lines trust in the amount of $5.8 million and $6.0 million, respectively, at State Street Bank and Trust Company. CastlePoint Re earns and collects the interest on the trust funds. At this time we do not have any policyholders which would benefit from this trust.
(e) Deposit Insurance

The Company maintains its cash balances at financial institutions in both United States and Bermuda. In the United States, the Federal Deposit Insurance Corporation secures accounts up to $100,000 at these institutions. Bermuda laws do not give similar protection to Bermuda depositors or checking account users or savers. Management monitors balances in excess of insured limits and believes they do not represent a significant credit risk to the Company.
(f) Commitments through guarantees
In December 2006, the Company formed two Trusts, of which the Company owns all of the common trust securities, through CastlePoint Management. CastlePoint Holdings, Ltd. has guaranteed, on a subordinated basis, CastlePoint Management’s obligations under its junior subordinated debentures and distributions and other payments due on the Trusts’ preferred securities. These guarantees, relating to $104 million of outstanding debt, provide a full and unconditional guarantee of amounts due on the Trusts’ preferred securities. See Note 17—“Debt” for additional details.
In September 2007, the Company formed a third Trust, of which the Company owns all of the common trust securities, through CastlePoint Bermuda Holdings. CastlePoint Holdings, Ltd. has guaranteed, on a subordinated basis, CastlePoint Bermuda Holdings’s obligations under its junior subordinated debentures and distributions and other payments due on the Trust’s preferred securities. This guarantee, relating to $31 million of outstanding debt, provides a full and unconditional guarantee of amounts due on the Trust’s preferred securities. See Note 17—“Debt” for additional details.
Note 12—Statutory Financial Information and Accounting Policies
Bermuda
CastlePoint Re is registered as a Class 3 reinsurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations (the “Insurance Act”). Under the Insurance Act, CastlePoint Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Insurance Act also requires CastlePoint Re to maintain a minimum share capital and surplus of $1,000,000 and to meet a minimum solvency margin. To satisfy these requirements, CastlePoint Re was required to maintain a minimum level of statutory capital and surplus of $43.0 and $25.1 million at December 31, 2007 and 2006. CastlePoint Re was also required to maintain a minimum liquidity ratio. All requirements were met by CastlePoint Re throughout the year ended December 31, 2007 and 2006.
The statutory assets were approximately $592.5 million and $367.8 million and statutory capital and surplus was approximately $331.0 million and $243.1 million, as of December 31, 2007 and 2006, respectively.
For Bermuda registered companies, there are some differences between financial statements prepared in accordance with GAAP and those prepared on a statutory basis. Certain assets are non-admitted under Bermuda regulations and deferred policy acquisition costs have been fully expensed to income under Bermuda regulations and prepaid expenses and fixed assets have been removed from the statutory balance sheet under Bermuda regulations.
United States
For regulatory purposes, CastlePoint Insurance Company, domiciled in the state of New York, prepares its statutory basis financial statements in accordance with practices prescribed or permitted by the statutory accounting practices of CastlePoint Insurance Company’s state of domicile, New York, which differ in certain significant respects from GAAP. Prescribed statutory accounting practices (SAP) include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.
For the years ended December 31, 2007 and 2006, CastlePoint Insurance Company reported statutory basis surplus with respect to policyholders of $59.6 million and $8.4 million, respectively, and was required to maintain minimum capital and surplus of $4.0 million and $4.0 million, respectively, in accordance with New York Insurance Law.
Note 13—Fair Value of Financial Instruments
SFAS No. 107, “Disclosure about Fair Value of Financial Instruments,” requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company’s assets and liabilities in the balance sheet approximate fair value, except for balances relating to reinsurance contracts which are not in the scope of SFAS No. 107. The Company uses the following methods and assumptions in estimating the fair value of the financial instruments presented:
Cash and cash equivalents and short term investments: The carrying amounts approximate fair values.
Investments: Fair value disclosures for investments are included in Note 4—“Investments.”
Subordinated debentures: The carrying values reported in the accompanying balance sheets for these instruments approximate fair value due to the stability in our credit quality and a reduction since issuance in the risk free rate offset by overall credit spread widening due to tighter liquidity in the market place.
Note 14—Earnings Per Share
The following table shows the computation of the Company’s basic and diluted earnings per share:

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	($ in thousands, except shares and per share amounts)
December 31, 2007:
Net income	$32,740	—	—

Basic earnings per share	32,740	36,313,276	$0.90
Effect of dilutive securities:
Stock options	—	71,929	—
Warrants	—	249,957	—

Diluted earnings per share	$32,740	36,635,163	$0.89

December 31, 2006:
Net income	$10,543	—	—

Basic earnings per share	10,543	22,336,002	$0.47
Effect of dilutive securities:
Stock options	—	—	—
Warrants	—	—	—

Diluted earnings per share	$10,543	22,336,002	$0.47

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under agreements relating to grants or issuances thereof.
For the year ended December 31, 2007 and 2006, weighted outstanding stock options of 420,497 and 802,977 and weighted restricted stock of 6,986 and zero, respectively, were not considered in computing diluted earnings per share because they were antidilutive. For the year ended December 31, 2007 and 2006, weighted average warrants outstanding of zero and 829,597 respectively, were not considered in computing diluted earnings per share because they were antidilutive.
Note 15—Segment Information
The Company reports its business in three segments: insurance, reinsurance and insurance services. The insurance segment includes the results of CastlePoint Insurance Company and CastlePoint Re for excess and surplus lines written on a primary basis. CastlePoint Insurance Company did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees and operations in the year ended December 31, 2006. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. The insurance services segment includes the results from managing the specialty and traditional program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing unbundled insurance services to program underwriting managers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on segment profit, which excludes investment income, realized gains and losses, general corporate expenses, interest expenses, income taxes and any other non-core business income or expenses.

	2007	2006
	($ in thousands)
Insurance Segment Information
Revenues
Net premiums earned	$19,076	$—

Expenses
Net loss and loss adjustment expenses	11,773	—
Commission Expense	7,814	—
Other underwriting expenses	596	—

Total expenses	20,183	—

Segment Loss	$(1,107)	$—

Reinsurance Segment Information
Revenues
Net premiums earned	$229,287	$78,970

Expenses
Net loss and loss adjustment expenses	119,562	40,958
Commission Expense	77,551	27,209
Other underwriting expenses	3,502	1,383

Total expenses	200,615	69,550

Segment Profit	$28,672	$9,420

Insurance Services Segment Information
Revenue
Direct commission revenue from programs business	$7,453	$2,334

Expenses
Direct commissions expense from programs	6,236	1,688
Other insurance services expenses	6,725	3,601

Total Expenses	12,961	5,289

Segment (Loss)	$(5,508)	$(2,955)

The following table reconciles revenues by segment to consolidated revenues:

	2007	2006
	($ in thousands)
Revenue
Insurance segment	$19,076	$—
Reinsurance segment	229,288	78,970
Insurance services segment	7,453	2,334

Total segment revenues	255,817	81,304
Net Investment income	29,506	11,184
Net realized capital (losses) gains	(8,236)	35

Consolidated revenues	$277,087	$92,523

The following table reconciles the results of the Company’s individual segments to consolidated income before taxes:

	2007	2006
	($ in thousands)

Insurance segment (loss)	$(1,107)	$—
Reinsurance segment profit	28,672	9,420
Insurance services segment (loss)	(5,508)	(2,955)

Segment Profit	22,057	6,465
Net investment income	29,506	11,184
Net realized investment (losses) gains	(8,236)	35
Corporate expenses	(7,028)	(3,072)
Interest expense	(9,416)	(557)
Warrant expense	—	(4,605)

Income before taxes	$26,883	$9,450

Note 16—Dividends Declared
The aggregate amount of dividends declared and paid for the years ended December 31, 2007 and 2006 were $3.6 million and $2.2 million respectively.
Note 17—Debt
Subordinated Debentures
In November and December 2006, CastlePoint Management formed two Trusts, of which CastlePoint Management owns all of the common trust securities. On December 1, 2006 and December 14, 2006, respectively, the Trusts each issued $50.0 million of trust preferred securities for cash at a fixed rate during the first five years (equal to 8.66% and 8.551% per annum, respectively), after which the interest rate will become floating and equal to the three month London Interbank Offered Rate (LIBOR) plus 3.5% per annum (calculated quarterly). The Trusts invested the proceeds thereof and the proceeds received from the issuance of the common trust securities in exchange for approximately $103.1 million of junior subordinated debentures (the “CPM Debentures”) issued by CastlePoint Management, with terms which mirror those of the trust preferred securities. On September 2007, CastlePoint Bermuda Holdings formed a third Trust, of which CastlePoint Bermuda Holdings owns all of the common trust securities. On September 27, 2007, this Trust issued $30.0 million of trust preferred securities for cash at a fixed rate during the first five years (equal to 8.39 % per annum), after which the interest rate will become floating and equal to the three month London Interbank Offered Rate (LIBOR) plus 3.5 % per annum (calculated quarterly). The Trust invested the proceeds thereof and the proceeds received from the issuance of the common trust securities in exchange for approximately $30.9 million of junior subordinated debentures (the “CPBH Debentures”) issued by CastlePoint Bermuda Holdings, with terms which mirror those of the trust preferred securities.
The CPM Debentures and the CPBH Debentures are unsecured obligations of CastlePoint Management and CastlePoint Bermuda Holdings, respectively, and are subordinated and junior in right of payment to all present and future senior indebtedness of CastlePoint Management and CastlePoint Bermuda Holdings. The CPM Debentures issued to Trust I for CastlePoint Management bear interest that is fixed at 8.66% until December 1, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. The CPM Debentures issued to Trust II for CastlePoint Management bear interest that is fixed at 8.551% until December 14, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. The CPBH Debentures issued to Trust I for CastlePoint Bermuda Holdings bear interest that is fixed at 8.39% until September  , 27 2012, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. All of these subordinated debentures have stated maturities of thirty years. CastlePoint Management and CastlePoint Bermuda Holdings have the option to redeem any or all of the debentures beginning five years from the date of issuance, at the principal amount plus accrued and unpaid interest. If CastlePoint Management or CastlePoint Bermuda Holdings choose to redeem their debentures, the Trusts would then redeem the trust preferred securities at the same time. The issuer of the debentures has the right under the indenture to defer payments of interest on the debentures, so long as no event of default has occurred and is continuing, by deferring the payment of interest on the debentures for up to 20 consecutive quarterly periods (“Extension Period”) at any time and from time to time. During any Extension Period, interest will continue to accrue on the debentures.
The Company has guaranteed, on a subordinated basis, CastlePoint Management’s obligations and CastlePoint Bermuda Holdings’s obligations under the debentures and distributions and other payments due on the Trusts’ preferred securities. These guarantees provided a full and unconditional guarantee of amounts due on the Trusts’ preferred securities. Issuance costs of $1.5 million each for Trust I and Trust II for CastlePoint Management respectively were deferred and are being amortized over the term of the subordinated debentures using the effective interest method. Issuance costs of $0.9 million for Trust I for CastlePoint Bermuda Holdings were deferred and are being amortized over the term of the subordinated debentures using the effective interest method . The proceeds of these issuances of subordinated debentures were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance Company.
The Trusts are unconsolidated variable interest entities pursuant to FIN 46(R) because the holders of the equity investment at risk do not have adequate decision making ability over the Trusts’ activities.
Note 18—Business Combination
On December 4, 2006, CastlePoint Management closed on its purchase of the outstanding common stock of a shell property casualty insurance company, Tower Indemnity Company of America (“TICA”) from Tower. TICA was renamed to “CastlePoint Insurance Company” in early 2007. The purchase price was $8.8 million and included $8.5 million of invested assets and two state licenses, from New York and New Jersey. Of the $8.5 million in invested assets, $6.1 million was cash and cash equivalents and $2.4 million was fixed maturity securities deposited with the state of New York to comply with the insurance laws of the state in which the Company is licensed. The Company capitalized $350,000 of the $8.8 million as intangible assets related to state licenses with indefinite useful lives subject to annual impairment test. The primary purpose of this purchase was the acquisition of two state licenses.
Note 19—Subsequent Events
On February 29, 2008, the Board of Directors of CastlePoint Holdings approved a quarterly dividend of $0.025 per share payable March 31, 2007 to the Company’s shareholders of record as of March 17, 2007.
Note 20—Unaudited Quarterly Financial Information

	2007
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	Total
	(in thousands, except per share amounts)

Revenues	$53,954	$63,677	$74,736	$84,720	$277,087
Segment profit	4,262	5,597	5,957	6,241	22,057

Net income	7,071	10,518	10,541	4,610	32,740

Earnings per share:
Basic	0.23	0.27	0.28	0.12	0.90
Diluted	0.23	0.27	0.27	0.12	0.89

	2006
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	Total
	(in thousands, except per share amounts)

Revenues	$—	$23,834	$31,654	$37,035	$92,523
Segment profit (loss)	(122)	1,223	2,671	2,693	6,465

Net income (loss)	(472)	(1,176)	5,385	6,806	10,543

Earnings per share:
Basic	NM	(0.04)	0.18	0.23	0.47
Diluted	NM	(0.04)	0.18	0.23	0.47

NM-not meaningful